Exhibit 99.1

American Equity Investment Life Holding Company (“AEL”)

Second Quarter Sales Report

In the second quarter of 2005, AEL continues to have strong sales momentum.  This trend began in the fourth quarter of 2004 with gross sales for that quarter of $620 million, or an average of $207 million per month.  This trend accelerated in the first quarter of 2005 with gross sales of $675 million, or an average of $225 million per month.

Our gross sales were $242 million for April 2005, and $260 million for May 2005.  We believe this reflects the distribution power of our agency force of more than 48,000 independent agents and the increasing level of productivity within that agency force.  AEL believes its potential to generate a sustained level of sales growth is strong.